AGREEMENT
                                     BETWEEN
                             NEW VALLEY CORPORATION
                                       AND
                                BROOKE GROUP LTD.

     This Agreement, dated as of December 27, 1995, by and between New Valley Corporation, a New York corporation ("New Valley"), and Brooke Group Ltd., a Delaware corporation ("BGL").

     WHEREAS, New Valley, directly or indirectly, currently holds 4,892,550 shares of common stock of RJR Nabisco Holdings Corp., a Delaware corporation ("RJRN"); and

     WHEREAS, New Valley believes that the value of its investment in RJRN can be substantially increased through a spinoff (the "Spinoff") of all or substantially all of RJRN's remaining investment in Nabisco Holdings Corp., a Delaware corporation ("Nabisco"); and

     WHEREAS, BGL directly and indirectly holds 400 shares of common stock of RJRN and has announced its desire to seek written consents to effect the Spinoff and has filed preliminary solicitation material with the Securities and Exchange Commission; and

     WHEREAS, New Valley desires to have BGL continue to pursue measures designed to effectuate the Spinoff at the earliest possible date and to have BGL undertake the duties and responsibilities set forth in this Agreement upon the terms and conditions contained herein; and

     WHEREAS, BGL is willing to undertake those duties and responsibilities upon such terms and conditions;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, New Valley and BGL agree as follows:

     1. Proposals. (a) BGL currently intends to seek RJRN stockholder approval, either at RJRN's 1996 annual meeting of stockholders (the "1996 Annual Meeting") or at a special meeting of RJRN stockholders (a "Special Meeting") or through action by written consent of the RJRN stockholders without a meeting, of any or all of the following proposals: (i) a proposal to recommend that the Board of Directors of RJRN (the "RJRN Board") cause RJRN to effectuate the Spinoff (the "Spinoff Proposal") and (ii) a proposal to amend the by-laws of RJRN in any manner that may be necessary in order to ensure that RJRN stockholders are permitted to call a Special Meeting and to vote freely at such Special Meeting or at the 1996 Annual Meeting on any or all of



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the Proposals, or in any other way necessary to facilitate the Proposals (the
"By-Law Amendment Proposal"). In connection with the foregoing, BGL may seek written demands or requests from RJRN stockholders ("Stockholder Demands") that a Special Meeting be held for the purpose of voting on any or all of the Proposals. BGL may also seek written consents from RJRN stockholders ("Written Consents") to adopt any or all of the Proposals.

     (b) Prior to the 1996 Annual Meeting, BGL shall solicit Written Consents in favor of the Spinoff Proposal and the By-Law Amendment Proposal. BGL may also, in its sole discretion, conduct solicitations, in addition to the solicitation described in the preceding sentence, of Stockholder Demands or Written Consents in favor of the other Proposals, or of proxies to be voted in favor of one or more of the Proposals at the 1996 Annual Meeting, the Special Meeting or any subsequent meeting ("Proxies").

     (c) BGL has acted to preserve its right to nominate a slate of directors (the "Nominees") at the 1996 Annual Meeting who will pledge to carry out the Spinoff as promptly as practicable following their election in the event RJRN does not irrevocably commit to effectuate the Spinoff.

     (d) BGL may, or may seek to have others, pursue a tender or exchange offer, proposal for a recapitalization, distribution, merger, consolidation, liquidation, sale of assets or other business combination (including any joint venture relationship) or extraordinary transaction involving any of RJRN, Nabisco or any of their affiliates, or a proposal to amend the certificate of incorporation, bylaws or other constituent documents, or acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of, any of RJRN, Nabisco or any of their affiliates.

     (e) The foregoing activities described in Section 1(a-d) shall be herein referred to as the "Proposals". Notwithstanding anything in this Agreement to the contrary, BGL shall have no obligation to pursue or go forward with any Proposal if BGL determines in good faith not to pursue or go forward with such Proposal.

     2. Actions. In connection with the Proposals New Valley expects that BGL may take such actions as BGL reasonably believes are necessary to effectuate the Proposals, including, but not limited to the following:

          (a) arrange for, and engage, the services of third parties with respect to the Proposals, including, without limitation, legal counsel, investment bankers, accountants,


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                                        3

     proxy solicitors and public relations firms, each upon terms and conditions that are reasonable and customary under the circumstances;

          (b) consult and work with such third parties in connection with the Proposals;

          (c) monitor and supervise the performance of all third parties engaged in connection with the Proposals;

          (d) administer the day to day legal, public relations and practical requirements necessary to effectuate the Proposals;

          (e) take public positions with respect to the Proposals;

          (f) represent the interests of New Valley as a stockholder of RJRN in dealings with third parties in connection with the Proposals;

          (g) arrange, schedule and coordinate any discussions, communications, negotiations or arrangements with RJRN and any third parties with respect to the Proposals;

          (h) arrange, schedule and coordinate on behalf of New Valley any meetings or informational discussions among stockholders of RJRN;

          (i) maintain communications with the Board of Directors and management of RJRN;

          (j) maintain communications and relations with the other stockholders of RJRN, including responding to inquiries of such stockholders or the media;

          (k) consult and work with legal counsel in effectuating the Proposals consistent with all pertinent Federal, state and local laws and rules and regulations of governmental or quasi-governmental agencies;

          (l) maintain familiarity with the business, condition (financial or otherwise), results of operations, assets and properties and prospects of RJRN and its subsidiaries;

          (m) provide advice to New Valley with respect to its investment in RJRN;

          (n) provide advice to New Valley based on BGL's ownership of, and experience with, Liggett (as defined


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                                        4

     herein) with respect to the tobacco industry as a whole, including its prospects (domestically and internationally), the status of products and tobacco litigation and regulatory developments;

          (o) locate, arrange for and maintain relationships with the Nominees; and

          (p) as reasonably requested by New Valley, make reports to New Valley of the status of the Proposals and furnish advice and recommendations with respect thereto.

     3. New Valley Agreements. New Valley shall enter into and become a party to any engagement or retention agreement between BGL and/or its subsidiaries, and any third party engaged in connection with the Proposals, to the extent required by such third party; provided, however, that any such agreement shall be on such terms and conditions, including provisions for indemnification of such third parties, as are reasonable and customary under the circumstances.

     4. Costs and Expenses. (a) New Valley will pay directly or will reimburse BGL or any subsidiary of BGL, within 10 days of a written request by BGL or such subsidiary, for all reasonable out-of-pocket costs and expenses of BGL or such subsidiary paid to a third party that is not an affiliate of BGL or such subsidiary (whether incurred prior to or after the date hereof) incurred in connection with pursuing the Proposals, including soliciting Stockholder Demands, Written Consents and Proxies from the stockholders of RJRN, including without limitation, to the extent related thereto, (i) all registration and filing fees under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any other applicable laws, rules or regulations, (ii) all printing, messenger, telephone, duplicating and delivery expenses, (iii) all fees and disbursements of counsel, (iv) all fees and expenses of the Nominees, including fees and expenses relating to indemnification obligations to the Nominees, and (v) all fees and disbursements of public relations firms, proxy solicitation firms, inspectors of election, investment bankers, accountants and other advisors. The amount payable by New Valley pursuant to this Section 4(a) for expenses incurred prior to the date hereof shall not exceed $2,000,000.

     (b) Notwithstanding the provisions of Section 4(a), BGL shall be solely responsible for (i) its overhead and other internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing duties relating to the transactions contemplated by this Agreement), (ii) any fees and disbursements of counsel to BGL incurred in


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                                        5

connection with, and any damages or settlement amounts paid pursuant to, any litigation against BGL for which indemnification is not available under Section 7 and (iii) all other expenses incurred by it, other than expenses described in
Section 4(a).

     5. Compensation. (a) New Valley shall, from time to time promptly after receipt thereof (whether prior to or after the Termination Date (as defined herein)), pay to BGLS Inc. ("BGLS"), a wholly-owned subsidiary of BGL, 20% of any New Valley Profits (as defined herein) not theretofore paid to BGLS. The aggregate amount payable to BGLS under this Section 5(a) shall not exceed (i) $15,000,000 if the RJRN Investment (as defined herein) is equal to or less than $150,000,000; (ii) $20,000,000 if the RJRN Investment is greater than $150,000,000 and less than $200,000,000; and (iii) $25,000,000 if the RJRN
Investment is equal to or greater than $200,000,000.

     (b) For purposes of this Agreement, the following terms shall have the meanings indicated below:

          (i) "New Valley Profit" at any time means the amount, if any, by which
     (A) the aggregate of all cash proceeds received upon the sale of any shares of capital stock of RJRN owned by New Valley or its subsidiaries, provided that such shares were owned on the date hereof or acquired prior to the Termination Date (the "RJRN Shares"), or the sale or payment of or with respect to any non-cash assets distributed, acquired or received, including by way of reclassification or otherwise, in respect of the RJRN Shares, by New Valley its subsidiaries or any of their successors and assigns (net of any reasonable brokerage fees, commissions and other expenses incurred in the disposition thereof) or as a result of any extraordinary cash distributions in respect of the RJRN Shares exceeds (B) the RJRN Costs (as defined herein).

          (ii) "RJRN Costs" means the sum of (A) the cost to acquire the RJRN Shares owned, directly or indirectly, by New Valley at the time New Valley Profit is determined, (B) all brokerage fees and commissions incurred in the acquisition of such RJRN Shares, (C) any principal amount ("Margin Loans"), and any interest, fees, premiums and other costs, of any loans or borrowings incurred or maintained to acquire or carry such RJRN Shares (such amount to be determined net of any regular cash dividends received by New Valley in respect of the RJRN Shares), (D) (1) any expenses of New Valley incurred in connection with pursuing the Proposals or otherwise with respect to RJRN; (2) any expenses paid directly by New Valley, or reimbursed to BGL or a subsidiary of BGL, pursuant to Section 4(a); or (3) any


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                                        6

     indemnity payments made pursuant to Section 7, (E) any "Net Profit Override" or other fees and percentage payments paid by New Valley to High River Limited Partnership pursuant to that certain Agreement among New Valley, ALKI Corp. and High River Limited Partnership, dated October 17, 1995, as amended, and (F) such amount, that when added to any amounts that are Cash Inflows (as herein defined), as would provide New Valley with an IRR (as herein defined) of 20%.

          (iii) "IRR" means the annual interest rate (compounded annually) which, when used to calculate the net present value as of March 3, 1995 of all Cash Inflows and all Cash Outflows (each as defined herein), causes the difference between such net present value amounts to equal zero. "Cash Inflows" as used herein shall include all cash payments received by New Valley or its subsidiaries described in clause (A) of the definition of New Valley Profit and any regular cash dividends thereon (less any amounts necessary to repay Margin Loans). "Cash Outflows" as used herein shall mean the aggregate purchase price of the RJRN Shares (less any amounts consisting of Margin Loans).

          (iv) "RJRN Investment" means the sum of all cash payments made by New Valley to acquire the RJRN Shares.

     (c) If at any time New Valley shall have paid any amounts to BGLS pursuant to Section 5(a) and thereafter it is determined that such percentage of New Valley Profit was not so payable (whether, because of subsequent losses or otherwise, there is no New Valley Profit or such New Valley Profit is less than as previously determined), BGL shall cause BGLS to repay such amount promptly upon receipt of notice from New Valley.

     6. Liggett. In the event of a merger or consolidation of Liggett Group Inc., a Delaware corporation ("Liggett"), with, or the sale of all or substantially all of the assets or capital stock of Liggett to, or the material sale of the capital stock of any parent corporation of Liggett, in each case to RJRN, or any affiliate of RJRN, then BGL shall cause BGLS to pay to New Valley on the closing date of such transaction an amount, if any, in cash equal to the sum of (a) the RJRN Costs and (b) such amount that is necessary so that New Valley would have achieved an IRR of 20% if all of the RJRN Shares were sold at the average of the daily closing sale prices per share for the ten consecutive trading days immediately preceding such closing. Notwithstanding the provisions of this Section 6, BGLS shall be eligible to receive compensation pursuant to
Section 5 to the extent provided for therein.


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                                        7

     7. Indemnity. New Valley shall indemnify and hold harmless BGL and its affiliates and their respective directors, officers and employees and controlling persons ("Indemnified Persons") from and against any claim, loss, expense, damage or injury ("Loss") suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of any transactions contemplated by this Agreement and the performance by BGL of the services contemplated by, this Agreement, including, without limitation, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses, as the same are incurred, incurred in connection with the defense of any actual or threatened action, proceeding or claim, except that New Valley shall not be responsible under this Section 7 to an Indemnified Party for any Loss to the extent it is finally determined by a court of competent jurisdiction to have resulted from BGL's or any other Indemnified Party's bad faith, wilful misconduct or gross negligence; provided, however, that New Valley shall not be obligated to make any payments hereunder if and to the extent that the aggregate of all amounts paid by New Valley hereunder exceeds the RJRN Investment. If for any reason the foregoing indemnification is unavailable to the Indemnified Parties or insufficient to hold them harmless, then New Valley shall contribute to the amount paid or payable by the Indemnified Parties as a result of any Loss in such proportion as is appropriate to reflect the relative economic interests of New Valley and its stockholders on the one hand and the Indemnified Parties on the other hand in the matters contemplated by this Agreement and any other relevant equitable considerations.

     8. Duration. The term of this Agreement shall begin on the date hereof and shall continue until the second anniversary of the date hereof (the "Termination Date"); provided, however, that the parties hereto may terminate this Agreement upon mutual written consent specifying an earlier Termination Date; provided further, however, that New Valley may terminate this Agreement upon 30 days prior written notice to BGL specifying an earlier Termination Date. Notwithstanding the foregoing, Section 4 (with respect to expenses incurred prior to the Termination Date) and Sections 5(a-b), 7, 13 and 16 shall survive the Termination Date.

     9. Entire Agreement; Severability. This Agreement constitutes the entire understanding and agreement between New Valley and BGL. This Agreement supersedes all other prior agreements and understandings, whether written or oral, between New Valley and BGL concerning the subject matter hereof. If any term or provision of this Agreement shall be held to be invalid or unenforceable, it shall not render invalid or unenforceable the remaining terms or provisions of this Agreement or affect the


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                                        8

validity or enforceability of any of the terms or provisions of this Agreement.

     10. Notices. Either party shall furnish any direction, notice, report or other communication that this Agreement requires or permits in writing to the following address:

If to New Valley:                                  100 S.E. Second Street
                                                   Miami, Florida 33131
                                                   Attention: Richard J. Lampen
                                                   Telecopy: (305) 579-8016

If to BGL:                                         100 S.E. Second Street
                                                   Miami, Florida 33131
                                                   Attention: Gerald E. Sauter
                                                   Telecopy: (305) 579-8022

Any party may change its address by written notice to the other.

     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     12. Amendments; Waiver. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto. No waiver of any term or condition in this Agreement shall be effective unless set forth in writing and signed by or on behalf of the waiving party. No waiver by any party hereto of any term or condition of this Agreement shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     13. Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their successors and permitted assigns and are not intended to confer upon any other person any rights or remedies hereunder other than persons entitled to indemnity under
Section 7.

     14. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns. This Agreement may not be assigned by either party hereto (whether by


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                                        9

operation of law or otherwise) without the prior written consent of the other party.

     15. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

     16. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the substantive laws of the State of New York as may be applicable to contracts made and to be performed entirely in the State of New York, without regard to choice of law provisions.

     IN WITNESS WHEREOF, BGL and New Valley have caused this Agreement to be executed as of the date first above written.


                                         NEW VALLEY CORPORATION

                                         By  /s/ RICHARD LAMPEN
                                            ---------------------------------
                                            Name:  Richard  Lampen
                                            Title: Executive Vice President

                                         BROOKE GROUP LTD.

                                         By  /s/  GERALD E. SAUTER
                                             --------------------------------
                                             Name:  Gerald E. Sauter
                                             Title: Vice President, Chief
                                                    Financial Officer and
                                                    Treasurer